Exhibit 4.3

Certain information identified as [***] has been excluded because it is both not material and is the type that the Company treats as private or confidential

Amendment No. 1

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of the 29th day of March, 2023 (the “Effective Date”) to the Existing MOU (as defined hereinafter), is between NeoGames S.A., incorporated and registered in Luxembourg whose registered office is at 63–65, rue de Merl, 2146, Luxembourg, and NeoGames Solutions LLC, incorporated and registered in Delaware whose registered office is at 2801 Centerville Rd, 1st FL, PMB #62, Wilmington, DE 19808, USA (collectively, “NeoGames”) and American Wagering, Inc., a Nevada corporation whose registered office is at 112 North Curry Street, Carson City, Nevada 89703, USA (“CZR”).

CZR and NeoGames are also referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS NeoGames and CZR have entered into a binding memorandum of understanding, with respect to, amongst other things, licensing, financing and software development arrangements between the Parties, attached as Schedule 1 (the “Existing MOU”);

WHEREAS The Parties now wish to vary some of the contractual terms of the Existing MOU and to continue their engagement under the Existing MOU as amended in accordance with the provisions of this Amendment (collectively, the “Agreement”).

NOW THEREFORE, the parties, in consider of the recitals set forth above and their mutual promises and obligations set forth below, hereby agree as follows:

A.	This Amendment constitutes an integral part of the Existing MOU; unless explicitly provided otherwise in this Amendment.

B.	The recitals contained in the preamble shall be taken into account in the interpretation and construction of Amendment.

1.	Purpose

NeoGames shall continue to provide to CZR the license to the Neosphere platform and the services relevant to the development, operation and deployment of the Neosphere platform, and CZR shall continue to procure such from NeoGames pursuant to the Existing MOU, in each case in a manner consistent with their prior practices under the Existing MOU and in accordance with the terms thereof and this Amendment, and as shall be further set by the parties from time to time in writing and thus for a period no shorter than for the Term (as defined hereinafter) and thus against the costs detailed hereinafter.

Further, during the Term and for such other period as is agreed by NeoGames and CZR following expiration or termination of the Agreement, NeoGames will, where applicable and requested by CZR, reasonably co-operate with and assist CZR and/or its affiliates, and/or any other service provider nominated by CZR, in order to effect an orderly transition of the operations of CZR from the Neosphere platform to any replacement platform developed by CZR or replacement service provider nominated by CZR (the “Replacement Services”), whether on a state by state basis or otherwise on a global basis, in each case the parties shall act in good faith to transition the operations with minimum interruption to any services made available by CZR to its end users, including without limitation (a) all reasonable assistance and information required to transition to the relevant Replacement Services, including with respect to operation, maintenance, development and debugging of any transition arrangements; (b) all reasonable assistance required to migrate data held by NeoGames belonging to CZR to CZR or any third party provider of the Replacement Services in a manner which aims to preserves the integrity and completeness of the data and targets to minimizes disruption to end users, and enables CZR to utilize such data in relation to its business and operations conducted with the Replacement Services; and (c) providing all other related transition support to enable CZR to migrate from the Neosphere platform to the Replacement Services.

2.	Costs

Starting as of the Effective Date and during the Term (as defined hereinafter), CZR shall continue to pay the NG Costs (as defined in the Existing MOU) in a manner consistent with prior practices under the Existing MOU, as known to the Parties as “pass through” costs. For clarification purposes, NG Costs shall include labor retention costs, provided that specific proposed labor retention costs are submitted to and approved by CZR (such approval not to be unreasonably withheld) in advance.

In addition and without derogating the above, in lieu of the NG Profit (as defined in the Existing MOU) and on top of the NG Costs, CZR shall pay a fixed monthly fee of [***] ([***]) (the "Fixed Fee") starting on the Effective Date and for the duration of the Term (as defined hereinafter).

It is hereby agreed that CZR shall pay the Fixed Fee for the entire Term (as defined hereinafter) independently of the amount of the monthly NG Costs, if any.

3.	Term

The term of the Existing MOU shall be extended by this Amendment for a period commencing as of the Effective Date of this Amendment and, notwithstanding anything in the Existing MOU, shall expire three (3) years as of the Effective Date of this Amendment (the "Initial Term").

Following the Initial Term, the Agreement shall continue automatically for successive periods of one year each (each an “Additional Period”) unless terminated by written notice to the other Party no later than six (6) months prior to the end of the Initial Term or each Additional Period (the term of the Existing MOU, the Initial Term and each Additional Period, together the "Term").

Upon termination of the Agreement, CZR shall not be required to pay the “Early Termination Fee” (as defined in the Existing MOU).

The Parties acknowledge and agree that the terms set out in the Agreement are sufficiently certain and definitive to create a legally-binding contract as between the Parties.

4.	Data Processing & Data Rights

4.1
Within this clause 4, “Controller”, “Processor”, “Data Subject”, “Personal Data”, “Personal Data Breach” and “Processing” shall have the same meanings as in the Data Protection Legislation and “Processed” and “Process” shall be construed in accordance with the definition of “Processing”. For the purposes of the Agreement, “Data Protection Legislation” means, in relation to any Personal Data which is Processed in connection with the Agreement (“Agreement Personal Data”), the applicable legislation on the protection of Data Subjects with regard to such Data Processing, including without limitation the General Data Protection Regulation ((EU) 2018/679), the California Consumer Privacy Act of 2018, the Personal Information Protection and Electronic Documents Act (Canada) and the Freedom of Information and Protection Privacy Act (Ontario).

4.2
Both Parties will comply with all applicable requirements of the Data Protection Legislation (including by adhering to any relevant codes of conduct published pursuant thereto). This clause 4 is in addition to, and does not relieve, remove or replace, a Party's obligations under the Data Protection Legislation.

4.3
The Parties acknowledge that for the purposes of the Data Protection Legislation, NeoGames may Process Personal Data under or in connection with this Agreement as a Processor, acting on behalf of CZR as Controller.

4.4	Where NeoGames Processes Agreement Personal Data, NeoGames shall:

4.4.1	implement appropriate technical and organisational measures to ensure a level of security commensurate with the risks associated with the Processing;

4.4.2
notify CZR promptly and without undue delay upon becoming aware of a Personal Data Breach or circumstances that are likely to give rise to a Personal Data Breach, providing CZR with sufficient information and in a timescale which allows CZR to meet any obligations to report a Personal Data Breach under the Data Protection Legislation;

4.4.3	co-operate with CZR and take such reasonable commercial steps as are directed by CZR to assist in the investigation, mitigation and remediation of a Personal Data Breach;

4.4.4
notify CZR immediately if it receives any complaint, allegation, communication or request (including from a Data Subject, Third Party acting on behalf of a Data Subject or any regulator) relating to NeoGames' processing of the Agreement Personal Data;

4.4.5
co-operate as requested by CZR to enable CZR to comply with any complaint, allegation, communication or request referred to in clause 4.4.4 above or comply with any assessment, enquiry, notice, investigation or requirement for prior approvals under the Data Protection Legislation;

4.4.6
be liable to CZR for, and shall indemnify and shall keep indemnified on an after-tax basis CZR against, all liabilities, losses, demands, damages, costs, claims, expenses (including without limitation legal expenses) fines or fees incurred and interest suffered by CZR, including payment of compensation to a third party and CZR’s expenses in settling such third party claim, as a result of any failure by NeoGames to comply with its obligations in this clause 4.

4.5
NeoGames acknowledges and agrees that, as between NeoGames and CZR, CZR shall own and control all right, title and interest in any and all data of the customers and end users of CZR who connect with the operations of CZR utilising any aspect of the Neosphere platform.

5.	Effect on Existing MOU

Unless expressly amended hereinabove and to the extent so amended, all other terms and conditions of the Existing MOU and prior practices under the Existing MOU, shall remain unchanged. In the event of any inconsistency between the terms of the Existing MOU and the herein Amendment No 1, the terms of Amendment No.1 shall govern and be paramount.

IN WITNESS WHEREOF the Parties have executed this Amendment on March 29, 2023 (the “Effective Date”).

[Signature page to follow]

NeoGames S.A	American Wagering, Inc.

/s/ Moti Malul	/s/ Eric Hession
By: Moti Malul	By: Eric Hession
Title: CEO	Title: President, Caesars Digital

/s/ Raviv Adler
By: Raviv Adler
Title: CFO

NeoGames Solutions LLC

/s/ Moti Malul
By: Moti Malul
Title: CEO

/s/ Raviv Adler
By: Raviv Adler
Title: CFO

[Signature Page to Amendment No. 1 to the Existing MOU]

Schedule 5

The Existing MOU